Exhibit 1

FIRST AMENDMENT
TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
GETTY INVESTMENTS L.L.C.

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Amendment”) of Getty Investments L.L.C., a Delaware limited liability company (the “Company”), is made as of September 25, 2007 among the following parties:

(1)	THE CHEYNE WALK TRUST, whose registered office is located at 5390 Kietzke Lane, Suite 202, Reno, 89511 (“CWT”);

(2)	THE RONALD FAMILY TRUST A, whose registered office is located at 1325 Airmotive Way, Suite 340, Reno, Nevada 89502 (“RFTA”); and

(3)	THE RONALD FAMILY TRUST B, whose registered office is located at 5390 Kietzke Lane, Suite 202, Reno, Nevada 89511 (“RFTB”).

WHEREAS,

(A)
The parties have entered into the Limited Liability Operating Agreement, dated as of October 4, 2006 (the “Operating Agreement”), pursuant to which the affairs of the Company (formerly known as Getty Investments Continuation L.L.C.), are governed.

(B)
Pursuant to an Agreement and Plan of Merger, dated as of October 4, 2006, between Getty Investments L.L.C., a Delaware limited liability company (“Former Getty Investments”), and the Company, Former Getty Investments merged with and into the Company, and effective upon the merger the Company changed its name from “Getty Investments Continuation L.L.C” to “Getty Investments L.L.C.”

(C)	Pursuant to the terms of the Operating Agreement, the term of the Company is scheduled to expire on October 5, 2007.

(D)	The Members, representing all of the Interests, wish to amend the Operating Agreement to extend the term of the Company for an additional twelve months.

IT IS AGREED as follows:

1.
Definitions.  All expressions defined in the Operating Agreement shall bear the same meanings in this Amendment.   All references to the term “Articles” in this Amendment shall mean and refer to the Articles in the Operating Agreement.

2.
Amendment to Term of the Operating Agreement.  In Article 2.3 of the Operating Agreement, the date “October 5, 2007” is hereby deleted and replaced with the date “October 5, 2008”.  References in the Operating Agreement to the fixed term or duration shall mean the period ending on “October 5, 2008”.

3.
Full Force and Effect.  Except as modified by this Amendment, the terms and conditions of the Operating Agreement shall remain in full force and effect.  This Amendment is intended to constitute an amendment by all Members in accordance with Article 12 of the Operating Agreement and upon full execution shall be kept with the constitutional documents of the Company.

4.
Representative Capacity.  It is acknowledged and agreed that: (a) the trustees of each of CWT, RFTA, and RFTB are entering into this Amendment in their respective capacities as trustees only and not in their individual capacities; (b) such trustees shall have no personal liability under or arising out of this Amendment or the transactions contemplated hereby; and (c) all payments to be made by CWT, RFTA, or RFTB as contemplated by this Amendment or the Operating Agreement shall be made from the assets of their respective trusts and not from the personal assets of any of such trustees individually.

5.	Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.

6.	Governing Law. This Amendment shall be governed and construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of law provisions.

7.	Counterparts. This Amendment may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

[Signatures contained on the following pages]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the day and year first above written.

The Cheyne Walk Trust Remainderman Ltd., its Trustee By: /s/ Stephen Lopez Bowlan Stephen Lopez-Bowlan President

The Ronald Family Trust A By: /s/ Thomas Edwin Woodhouse Thomas Edwin Woodhouse Trust Administrator

The Ronald Family Trust B Remainderman Ltd., its Trustee By: /s/ Stephen Lopez Bowlan Stephen Lopez-Bowlan President

GFT LLC, its Trustee By: /s/ Stephen Lopez Bowlan Stephen Lopez-Bowlan Administrative Vice President